NTI PROPERTY OPTION AGREEMENT

BETWEEN

BHP BILLITON DIAMONDS INC.

AND

COMMANDER RESOURCES LTD.

Dated June18, 2003

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS

1

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

5

ARTICLE 3 - FIRST, SECOND AND THIRD OPTIONS

7

ARTICLE 4 - RIGHT OF ENTRY

9

ARTICLE 5 - VESTING OF INTEREST

9

ARTICLE 6 - BACK-IN OPTIONS AND DISCOVERY VESTINGS

9

ARTICLE 7 - FORMATION OF JOINT VENTURE

11

ARTICLE 8- ACTIVITIES OF OPERATOR

12

ARTICLE 9 - OBLIGATIONS OF THE OPERATOR

12

ARTICLE 10 - TRANSFERS

14

ARTICLE 11 - FORCE MAJEURE

15

ARTICLE 12 - CONFIDENTIAL INFORMATION

15

ARTICLE 13 - DISPUTE RESOLUTION

16

ARTICLE 14 - DEFAULT AND TERMINATION

16

ARTICLE 15 - COVENANTS OF PARTIES

17

ARTICLE 16 - NOTICES

18

ARTICLE 17 - CONDITIONS PRECEDENT

18

ARTICLE 18 - GENERAL

19

SCHEDULE “A” – BHP BILLITON HSEC POLICY

SCHEDULE “B” – EXPLORATION AGREEMENTS

SCHEDULE “C” – EXPLORATION AREAS

SCHEDULE “D” – ROYALTY INTEREST DEFINITIONS

SCHEDULE “E” – SUMMARY OF JOINT VENTURE TERMS

NTI PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 18th day of June, 2003.

BETWEEN:

BHP BILLITON DIAMONDS INC., a Canadian corporation, having offices at Suite 2300 – 1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3

(referred to herein as “BHPB”)

OF THE FIRST PART

AND:

COMMANDER RESOURCES LTD., a company incorporated under the laws of British Columbia, having offices at Suite 1550 – 409 Granville Street, Vancouver, British Columbia, Canada, V6C 1T2

(referred to herein as “CRL”)

OF THE SECOND PART

WHEREAS:

A.

BHPB holds the exclusive rights to explore for minerals in, on and under five (5) parcels of Inuit owned lands located on Baffin Island, Nunavut, Canada (each defined more fully herein as an “Exploration Area”).  Such rights are held pursuant to the terms and conditions of five (5) mineral exploration agreements dated May 1, 2001;

B.

Subject to the terms and conditions of each mineral exploration agreement, BHPB holds the right to be granted a production lease entitling BHPB to place a mine into commercial production on each of the Exploration Areas; and

C.

BHPB wishes to grant and CRL wishes to acquire the right to earn an undivided one hundred percent (100%) interest in and to each of the Exploration Areas on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)

“Affiliate” means any person, partnership, joint venture, corporation, or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control of a party hereto.  As used herein, "control" means direct or indirect possession of the power to direct or cause the direction of the management or policies of a legal entity, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.  It is understood and agreed that control of a company can be exercised without direct or indirect ownership of fifty percent (50%) or more of the votes exercisable at a general meeting (or its equivalent). The parties understand and agree that “Affiliate” expressly includes BHP Billiton Plc. and BHP Billiton Limited and their respective related and affiliated entities that meet the requirements set forth in this paragraph;

(b)

“Agreement” means this Agreement, as amended from time to time;

(c)

“BHP Billiton HSEC Policy” means the Working Responsibly at BHP Billiton, health, safety, environment and community responsibilities policy attached hereto as Schedule “A”;

(d)

“BHPB Gold Royalty” means a net smelter royalty held by BHPB, as more particularly described in Schedule “D” to this Agreement;

(e)

“Business Day” means a day other than a Saturday, Sunday or any day on which chartered banks in the City of Vancouver, British Columbia, Canada, are not open for business during normal banking hours;

(f)

“CIM Standards” means the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves, Definitions and Guidelines, as adopted by the CIM Counsel on August 20, 2000;

(g)

“Commercial Production” means the first day of the month following the month in which Minerals from a mine on, in or under an Exploration Area or Project Area, as applicable, have been extracted and processed to yield Product for ninety (90) consecutive days at a rate, averaged over such ninety (90) day period, of not less than seventy percent (70%) of the average daily rate projected by the Feasibility Study pursuant to which a mine is developed.  The processing or shipping of bulk samples for testing purposes shall not be considered for the purpose of establishing the commencement of Commercial Production;

(h)

“Discovery Notice” means written notice from CRL to BHPB under which CRL confirms that it has made a Mineral Discovery on an Exploration Area;

(i)

“Discovery Option” means the option granted to BHPB by CRL pursuant to Section 6.1;

(j)

“Discovery Vesting” means the deemed vesting in CRL pursuant to Section 6.4, of twenty-five percent (25%) of all rights and interests held by BHPB in a Mineral Discovery;

(k)

“Exchange” means the TSX Venture Exchange;

(l)

“Expenditures” means any costs incurred by a party in connection with all or any of the Exploration Areas, whether direct or indirect, on or off an Exploration Area, and for purposes of:

(i)

prospecting, exploration, evaluation, and development of an Exploration Area;

(ii)

paying all fees to NTI to maintain the Exploration Agreements in good standing;

(iii)

payments of fees, duties, or other charges or deductions to acquire, maintain or as required by any license, permit, or other documents issued by NTI or other governmental bodies or other persons related directly or indirectly to the Exploration Areas;

(iv)

all other expenses incurred in connection with an Exploration Area or this Agreement, including expenses for all permits and documents issued by any government or its authorized agent, environmental and other studies, charges incurred for site preparation, engineering, surveying, permits, equipment rental, third-party contractor services, construction of roads, costs of equipment and supplies, labour costs, legal fees, all fees under any consulting agreement, and all direct salary and field expenses of exploration personnel, transportation costs; and

(v)

all expensed incurred in connection with the insurance coverage required under Subsection 9.1 (f); and

(vi)

any Feasibility Study;

(m)

“Exploration Agreements” means those five (5) Inuit owned lands mineral exploration agreements between NTI and BHPB dated May 1, 2001, all of which are attached hereto as Schedule “B”, and “Exploration Agreement” means any such single agreement;

(n)

“Exploration Areas” means the five (5) parcels of Inuit owned lands more particularly identified in the attached Schedule “C”, and “Exploration Area” means any such single parcel of Inuit owned land;

(o)  “First Option” means the option granted to CRL by BHPB pursuant to Section 3.1 of this Agreement;

(p)  “First Back-In Option” means any and all options granted to BHPB by CRL pursuant to Section 6.1;

(q)  “Gold Resource” means any Mineral Resource in which the value of the contained gold is equal to or greater than fifty percent (50%) of all economically recoverable Minerals contained in that Mineral Resource;

(r)  “Joint Venture” means that commercial relationship between BHPB and CRL established under the Joint Venture Agreement;

(s)  “Joint Venture Agreement” means a joint venture agreement entered into between BHPB and CRL pursuant to Article 7 of this Agreement;

(t)  “Mineral Discovery” means the discovery or identification of any type of mineralization in which the combined value of all contained Minerals or metals, excluding gold, is equivalent to the value of a ten (10) meter drill intersection containing five percent (5%) copper;

(u)  “NTI” means Nunavut Tunngavik Incorporated;

(v)  “Operator” means CRL until the Second Option has been exercised or terminated;

(w)  “Product” or “Products” means all Minerals and materials of commercial value produced or derived from an Exploration Area;

(x)  “Project Area” means a specific geographic area designated as such by both BHPB and CRL pursuant to Section 6.7 and within which a Mineral Discovery is located;

(y)  “Royalty Interest” means either of a net smelter royalty or a gross production royalty, as applicable to the Minerals under Commercial Production from an Exploration Area or Project Area, as applicable, as more fully defined in Schedule “D” to this Agreement;

(z)  “Second Back-In Option” means any and all options granted to BHPB by CRL pursuant to Section 6.2;

(aa)  “Second Option” means the option granted to CRL by BHPB pursuant to Section 3.5;

(ab)  “Third Back-In Option” means any and all options granted to BHPB by CRL pursuant to Section 6.3;

(ac)  “Third Option” means the option granted to CRL by BHPB pursuant to Section 3.7.

1.2

Additional Defined Terms

All capitalized terms in this Agreement not specifically defined herein shall have the meaning ascribed to such terms in the Exploration Agreements.

1.3

Entire Agreement

This Agreement, together with any and all agreements, documents and other instruments to be delivered pursuant hereto or simultaneously herewith constitutes the entire agreement between BHPB and CRL pertaining to the subject matter hereof.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of and between the parties hereto relating to an Exploration Area and there are no representations, warranties, covenants or other agreements among the parties hereto in connection with the subject matter hereof except as specifically set forth in this Agreement.  No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.4

Headings

The Articles, Sections, Subsections and other headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content hereof and shall not be considered part of this Agreement.

1.5

Currency

In this Agreement, all dollar amounts are expressed in lawful currency of Canada, unless specifically provided to the contrary.

1.6

Schedules

The following Schedules attached to this Agreement are an integral part of this Agreement:

Schedule “A”	-	BHP Billiton HSEC Policy
Schedule “B”	-	Exploration Agreements
Schedule “C”	-	Exploration Areas
Schedule “D”	-	Royalty Interest Definitions
Schedule “E”	-	Summary of Joint Venture Terms

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1

Each of the parties represents and warrants to the other that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is or will be qualified to do business in the jurisdiction in which an Exploration Area is located and to hold an interest in the Exploration Areas and;

(b)

has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder.

2.2

BHPB represents and warrants to CRL that:

(a)

it holds the exclusive rights to explore for Minerals in, on and under each of the Exploration Areas pursuant to the terms of the Exploration Agreements;

(b)

each of the Exploration Agreements is valid, binding and in full force and effect;

(c)

it is not aware of any adverse claim or challenge against or to the ownership of or title to any Exploration Area, or any portion thereof nor is it aware of any basis for such a claim or challenge and there are no outstanding agreements or options to acquire or purchase an Exploration Area or any portion thereof or interest therein and except for the NTI, no person has any royalty or interest whatsoever in production or profits from an Exploration Area or any portion thereof;

(d)

there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to any of the Exploration Areas;

(e)

no environmental audit, assessment, study or test has been conducted in relation to any Exploration Area by or on behalf of BHPB nor is BHPB aware of any of the same having been conducted by or on behalf of any other person (including the NTI or any governmental authority); and

(f)

except for the consent of NTI pursuant to Section 14.02 of the Exploration Agreements, it has duly obtained all authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.3

CRL represents and warrants to BHPB that:

(a)

there are no consents, authorizations, licenses, agreements, permits, approvals or orders of any person or governmental authority required to permit CRL to complete the transactions contemplated by this Agreement other than the approval of the Exchange;

(b)

it shall provide BHPB with a Discovery Notice within five (5) Business Days of making a Mineral Discovery on an Exploration Area;

(c)

it shall carry out all Exploration Work on an Exploration Area in compliance with the terms and conditions of the applicable Exploration Agreement and all applicable mining and environmental protection legislation, regulations, by-laws or lawful requirements in force or proposed to be brought into force as of or subsequent to the date of this Agreement; and

(d)

it has duly obtained all authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.4

CRL acknowledges and confirms that any and all rights and interests it may acquire in respect of each Exploration Area shall be subject to the terms and conditions of the applicable Exploration Agreement.

2.5

The preceding representations and warranties are conditions upon which the parties have relied in entering into this Agreement. Such representations and warranties are to be construed as both conditions and warranties and shall, regardless of any investigation made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated in this Agreement.  Each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.  In addition to any other remedy to which it may be entitled, each party shall be entitled to set off any loss, damage or costs suffered by against any payment required to be made by it to any other party hereunder, as a result of any breach of representation or warranty.

ARTICLE 3– FIRST, SECOND AND THIRD OPTIONS

3.1

Subject to the BHPB Gold Royalty, BHPB hereby grants to CRL, the sole, exclusive and irrevocable right and option (the “First Option”) to acquire one-half (50%) of all rights and interests held by BHPB pursuant to each and all of the Exploration Agreements.  The First Option shall be exercisable by CRL incurring an aggregate $4,000,000 in Expenditures as follows:

(a)

$200,000 on or before December 31, 2003;

(b)

irrevocably committing to incur an additional $500,000 on or before March 31, 2004 and incurring such amount on or before December 31, 2004;

(c)

irrevocably committing to incur an additional $800,000 on or before March 31, 2005 and incurring such amount on or before December 31, 2005;

(d)

irrevocably committing to incur an additional $1,100,000 on or before March 31, 2006 and incurring such amount on or before December 31, 2006; and

(e)

irrevocably committing to incur an additional $1,400,000 on or before March 31, 2007 and incurring such amount on or before December 31, 2007.

3.2

Pursuant to Article 15 of this Agreement, CRL shall be irrevocably committed to incur those Expenditures  as set out in Subsections 3.1 (a) through (e) as follows:

(a)

in respect of the Subsection 3.1 (a) Expenditure, as at the date of this Agreement; and

(b)

in respect of the Subsection 3.1 (b) through (e) Expenditures, upon the date that CRL provides BHPB with notice of its commitment to incur the required Expenditure for the applicable calendar year.

3.3

If CRL fails to provide BHPB with an Expenditure commitment notice pursuant to Subsections 3.1 (b) through (e) on or before March 31 of the applicable calendar year, it shall be deemed to have elected not to exercise the First Option and subject to Section 14.4, this Agreement shall terminate.

3.4

If CRL incurs Expenditures in excess of the amounts required under any of Subsections 3.1 (a) through (d), such surplus Expenditures shall be credited to and applied against subsequent First Option Expenditure requirements.  If CRL incurs Expenditures in excess of the aggregate $4,000,000 required to exercise the First Option, such excess Expenditures shall be credited to CRL and applied against future Second Option or Joint Venture Expenditure requirements, as applicable.

3.5

Upon CRL exercising the First Option, BHPB shall be deemed to have granted to CRL, the sole, exclusive and irrevocable right and option (the “Second Option”) to acquire sixty percent (60%) of BHPB’s remaining rights and interests in the Exploration Areas held pursuant to each and all of the Exploration Agreements.  The Second Option shall be exercisable by CRL incurring an aggregate $6,000,000 in Expenditures as follows:

(a)

$1,000,000 on or before December 31, 2008;

(b)

an additional $1,000,000 on or before December 31, 2009;

(c)

an additional $1,000,000 on or before December 31, 2010;

(d)

an additional $1,500,000 on or before December 31, 2011;

(e)

an additional $1,500,000 on or before December 31, 2012.

3.6

If CRL incurs Expenditures in excess of the amounts required under any of Subsections 3.5 (a) through (d), such surplus Expenditures shall be credited to and applied against subsequent Second Option Expenditure requirements.  If CRL incurs Expenditures in excess of the aggregate $6,000,000 required to exercise the Second Option, such excess Expenditures shall be credited to CRL and applied against future Third Option or Joint Venture Expenditure requirements, as applicable.

3.7

Upon CRL exercising the Second Option, BHPB shall be deemed to have granted to CRL, the sole, exclusive and irrevocable right and option (the “Third Option”) to acquire the remaining twenty percent (20%) of BHPB’s rights and interests in the Exploration Areas held pursuant to each and all of the Exploration Agreements.  The Third Option shall be exercisable by CRL delivering a Feasibility Study in respect of an Exploration Area or a portion thereof to BHPB on or before December 31, 2014.

3.8

If CRL incurs Expenditures in excess of the amount required to complete a Feasibility Study pursuant to Sections 3.7, such surplus Expenditures shall be credited to and applied against subsequent Joint Venture Expenditure requirements.

ARTICLE 4 – RIGHT OF ENTRY

4.1

CRL’s right of access to, occupancy and use of the Exploration Areas shall be subject to CRL first obtaining a Surface Right to each Exploration Area.  BHPB shall provide CRL with all reasonable assistance necessary to obtain such Surface Rights.

ARTICLE 5 – VESTING OF INTEREST

5.1 Subject to the BHPB Gold Royalty, upon CRL exercising the First Option by incurring an aggregate $4,000,000 in Expenditures in accordance with Section 3.1, one-half (50%) of all rights and interests held by BHPB pursuant to each and all of the Exploration Agreements shall vest, and shall be deemed for all purposes hereof to have vested, in CRL.

5.2 Upon CRL exercising the Second Option by incurring an aggregate $6,000,000 in Expenditures in accordance with Section 3.5, sixty percent (60%) of the remaining rights and interests held by BHPB pursuant to each and all of the Exploration Agreements shall vest, and shall be deemed for all purposes hereof to have vested, in CRL.  For greater certainty, upon exercising the Second Option, CRL shall hold an aggregate eighty percent (80%) of all rights and interests held by BHPB pursuant to each and all of the Exploration Agreements.

5.3 Upon CRL exercising the Third Option by delivering a Feasibility Study to BHPB in accordance with Section 3.7, the remaining twenty percent (20%) of all rights and interests held by BHPB pursuant to each and all of the Exploration Agreements shall vest, and shall be deemed for all purposes hereof to have vested, in CRL.  For greater certainty, upon the exercise of Third Option, CRL shall hold an aggregate one hundred percent (100%) of all rights and interests held by BHBP under each and all of the Exploration Agreements.

5.4 Upon the occurrence of a Discovery Vesting pursuant to Section 6.4, twenty-five percent (25%) of all rights and interests held by BHPB in that specific Mineral Discovery shall vest, and shall be deemed for all purposes hereof to have vested, in CRL.

5.5 At any time after any of the First, Second or Third Options have been exercised, or a Discovery Vesting has occurred, CRL may request that BHPB provide NTI with notice of proposed assignment pursuant to Section 14.02 of the Exploration Agreements and that CRL be made a party to the applicable Exploration Agreements.

ARTICLE 6 – BACK-IN OPTIONS AND DISCOVERY VESTINGS

6.1

 If a Mineral Discovery is made after CRL has exercised the First Option but prior to the exercise of the Second Option, CRL shall be deemed to have:

(a)

granted BHPB the sole, exclusive and irrevocable right and option to acquire an aggregate twenty-five percent (25%) interest in the Mineral Discovery, such interest being fifty percent (50%) of all rights and interests held by CRL in that specific Mineral Discovery (a “First Back-In Option”); and

(b)

terminated the Second Option in respect of that Mineral Discovery.

6.2

If a Mineral Discovery is made after CRL has exercised both the First Option and the Second Option, CRL shall be deemed to have:

(a)

granted BHPB the sole, exclusive and irrevocable right and option to acquire an aggregate fifty-five percent (55%) interest in the Mineral Discovery, such interest being sixty-eight and three-quarters percent (68.75%) of all rights and interests held by CRL in that specific Mineral Discovery (a “Second Back-In Option”); and

(b)

terminated the Third Option in respect of that Mineral Discovery.

6.3

If a Mineral Discovery is made within ten (10) years of the date that CRL has exercised the Third Option, CRL shall be deemed to have granted BHPB the sole, exclusive and irrevocable right and option to acquire seventy-five percent (75%) of all rights and interests held by CRL in that specific Mineral Discovery (a “Third Back-In Option”).

6.4

Each First, Second or Third Back-In Options shall be exercisable by BHPB reimbursing CRL in an amount equal to two hundred percent (200%) of CRL’s Expenditures reasonably attributable to that specific Mineral Discovery.

6.5

If a Mineral Discovery is made prior to CRL exercising the First Option, CRL shall be deemed to have terminated both the First and Second Options in respect of that Mineral Discovery and a twenty-five percent (25%) interest in and to all rights and interests held by BHPB in that specific Mineral Discovery pursuant to the applicable Exploration Agreements shall vest and be deemed to have vested in CRL (a “Discovery Vesting”).

6.6

BHPB shall have 90 days from receipt of a Discovery Notice within which to elect to exercise a First, Second or Third Back-In Option applicable to the specific Mineral Discovery.  If BHPB fails to elect to exercise the applicable Back-In Option within the applicable 90 day exercise period, BHPB shall be deemed to have elected not to exercise the applicable Back-In Option and that Back-In Option shall terminate immediately and be of no further force or effect in respect of that Mineral Discovery.

6.7

The reimbursement payment required to exercise any First, Second or Third Back-In Option pursuant to Section 6.4, shall be delivered to CRL on or before the date that is 120 days following the date upon which BHPB receives the applicable Discovery Notice from CRL.

6.8

Upon the exercise of a First, Second or Third Back-In Option or the occurrence of a Discovery Vesting, BHPB and CRL shall:

(a)

jointly designate the specific geographic area encompassing the Mineral Discovery that will constitute the Project Area in respect to that Mineral Discovery; and

(b)

enter into a joint venture pursuant to Article 7 for this Agreement.

6.9

For greater certainty, CRL shall not be entitled to any Expenditure reimbursement in respect of any Discovery Vesting.

6.10

BHPB confirms and acknowledges that any and all rights and interests in Gold Resources located on, in or under any and all Exploration Areas are specifically excluded from any and all First Back-In Options, Second Back-In Options, Third Back-In Options and Discovery Vestings.

ARTICLE 7 – FORMATION OF JOINT VENTURE

7.1

The parties shall associate themselves as a single purpose Joint Venture for the purpose of continuing exploration and development of an Exploration Area or Project Area, as applicable, with a view to placing one or more Mineral Discoveries into Commercial Production.

7.2

The parties shall be deemed to have associated themselves as a Joint Venture upon:

(a)

the exercise of the First Option and the termination of the Second and Third Options; or

(b)

the exercise of the First and Second Options and the termination of the Third Option; or

(c)

the exercise of a First Back-In Option; or

(d)

the exercise of a Second Back-In Option; or

(e)

the exercise of a Third Back-In Option; or

(f)

the occurrence of a Discovery Vesting.

7.3

Within ninety (90) days of the date of this Agreement, the parties shall complete the form of Joint Venture Agreement to be used in respect to each Exploration Area or Project Area, as applicable.  The form of Joint Venture Agreement shall incorporate, among other things, those terms as set out in Schedule “E” to this Agreement.  Unless otherwise agreed to by the parties, no Joint Venture activities on an Exploration Area or Project Area shall be initiated or undertaken until a Joint Venture Agreement in respect of that Exploration Area or Project Area has been executed by both parties.

7.4

Where no Mineral Discovery has been made, the initial Joint Venture interests of the parties under a Joint Venture Agreement in respect of all of the Exploration Areas shall be:

(a)

fifty percent (50%) for each of CRL and BHPB if only the First Option has been exercised by CRL; and

(b)

eighty percent (80%) and twenty percent (20%) for CRL and BHPB respectively if the First and Second Options are exercised by CRL.

7.5

The initial Joint Venture interests of the parties under a Joint Venture Agreement in respect of each Project Area shall be seventy-five percent (75%) and twenty-five percent (25%) for BHPB and CRL respectively.

7.6

The formation of a Joint Venture in respect of all of the Exploration Areas or specific Project Areas shall not inhibit CRL’s rights to carry out gold based exploration programs in such areas provided CRL’s activities do not interfere with the applicable Joint Venture operations.  Subject to the foregoing, CRL shall have access to all Exploration Areas and Project Areas for the purposes of gold based exploration.

ARTICLE 8- ACTIVITIES OF OPERATOR

8.1 The Operator shall have full right, power and authority to do everything necessary or desirable to determine the manner of exploration and development of an Exploration Area and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

subject to the Surface Right, regulate access to an Exploration Area subject only to the right of the representatives of CRL and BHPB to have access to an Exploration Area at all reasonable times and on reasonable notice, for the purpose of inspecting work being done thereon but at their own risk and expense; and

(b)

employ and engage such employees, agents and independent contractors as the Operator may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder.

8.2The Operator shall, on an annual basis during the term of this Agreement, deliver to each of BHPB and CRL a copy of the report required pursuant to Section 6.01 of the Exploration Agreements.  Such reports shall be supplied on paper and in a widely recognized digital form on such media as all parties may reasonably be able to access.

8.3Prior to proceeding with any exploration or development program on an Exploration Area, the Operator shall deliver to CRL and BHPB, a program and budget for such program.  CRL and BHPB shall have ninety (90) days from delivery of the program and budget to review and comment on such program and budget. If CRL and BHPB, while acting in good faith, are unable to agree on a program and budget, the party acting as Operator shall be entitled to proceed with a program and budget as it deems appropriate.

ARTICLE 9 - OBLIGATIONS OF THE OPERATOR

9.1

During the term of this Agreement the Operator shall:

(a)

carry out all Exploration Work on the Exploration Areas in accordance with the terms and conditions of the Exploration Agreements;

(b)

indemnify the non-operating party or parties against and save such party or parties harmless from all costs, claims, liabilities and expenses that the non-operators may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, agent or designated consultant of the parties hereto arising out of or attributable to the gross negligence or wilful misconduct of the Operator while such director, officer, employee or designated consultant is on an Exploration Area;

(c)

subject to a Surface Right, permit the parties hereto, at their own expense, reasonable access to the results of the work done on an Exploration Area during each completed calendar year;

(d)

keep all Exploration Areas free and clear of all liens, charges and encumbrances of every character arising from its operation hereunder (except for liens for taxes not then due, other inchoate liens and liens contested in good faith by the Operator), and proceed with all reasonable diligence to contest or discharge any lien that is filed;

(e)

pay, when due and payable, all wages or salaries for services rendered in connection with all Exploration Work and all accounts for materials supplied on or in respect of any work or operation performed on an Exploration Area;

(f)

prior to commencing any Exploration Work, the Operator shall be qualified under the applicable worker’s compensation law and shall provide and keep in force at least the following minimum insurance coverage, naming BHPB and NTI as additional insured parties, until all Exploration Work has been completed:

(i)

statutory workers’ compensations insurance for all of the Operator’s personnel required under the applicable worker’s compensation law;

(ii)

employer’s liability insurance with a limit on liability of not less than $5,000,000 for each accident;

(i)

comprehensive commercial general liability insurance with a limit on liability of not less than $5,000,000, combined single limit, per occurrence, for bodily injury and property damage, arising out of Exploration Work performed under this Agreement by the Operator; and;

(ii)

comprehensive automobile liability insurance covering all vehicles, hired, owned and non-owned, with a limit on liability of not less than $5,000,000 combined single limit per occurrence for bodily injury and property damage;

(a)

do or cause to be done all work on an Exploration Area in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any applicable governmental authority; and

(b)

indemnify and hold the parties hereto harmless in respect of any and all costs, claims, liabilities and expenses arising out of or attributable to the gross negligence or wilful misconduct of the Operator in respect of the Operator’s activities on an Exploration Area.

9.2

The forms of the policies of all insurance, the companies issuing the same, and all other matters with respect to the adequacy of insurance coverage as required under Section 9.1 (f) hereof, shall be subject to prior approval by BHPB.  Certificates evidencing such insurance and naming BHPB and NTI as additional insured shall be delivered to BHPB prior to commencement of any Exploration Work.  Each such certificate shall include a provision that BHPB and NTI shall be given not less than thirty (30) days prior written notice by registered mail of any cancellation or reduction of coverage.

9.3

CRL acknowledges that is has reviewed the BHP Billiton HSEC Policy and hereby agrees that as Operator it shall make reasonable commercial efforts to carry out all Exploration Work in accordance with the BHP Billiton HSEC Policy.  Failure to do so, if such failure is due to negligence or wilful misconduct on the part of CRL, will be considered a material breach of this Agreement (a “Material Breach”).  In the event of a Material Breach, BHPB shall have the right but not the obligation to become Operator or replace CRL as Operator with a third party Operator and continue Exploration Work on an Exploration Area pursuant to an existing budget and program or propose a new budget and program pursuant to Section 8.3.

ARTICLE 10 - TRANSFERS

10.1

Subject to Subsection 15.1 (b) of this Agreement and Section 14.02 of the Exploration Agreements, if a party at any time wishes to transfer all or part of its respective rights or interest under this Agreement to a third party, the party wishing to transfer (“Transferor”) shall first offer, by written notice, such interest to the other party (“Non-transferor”) on the terms to be offered to or accepted from the third party, with all such terms fully described and including the financial value of any non-cash consideration specified.

10.2

The parties hereby agree and confirm that the right of first refusal as set out in Section 10.1 shall not apply to Gold Resources.

10.3

Within twenty-one (21) days after receipt of such notice, the Non-transferor may object in writing to the Transferor’s assessment of the cash value of that portion of the proposed consideration which is not to be cash.  If such an objection is provided to the Transferor, the parties must seek to agree upon the cash equivalent value of that portion of the consideration which is not in cash.  If the parties cannot reach such an agreement within fourteen (14) days after the date of objection, then the cash equivalent value must be independently valued by a suitably qualified and experienced valuator appointed by agreement of the parties (acting reasonably) or in default thereof, by an expert.

10.4

If the Non-transferor does not elect within ninety (90) days of receiving such offer to accept the same, the Transferor shall be entitled for the next six (6) months to transfer the offered interest to a third party on terms no less favourable to the third party than the terms offered to the Non-transferor, without further obligation to the Non-transferor, and if such interest is not transferred within said six (6) month period, the obligation to offer such interest to the Non-transferor shall again be applicable.

10.5

The right of first refusal shall not apply to transfers to facilitate the granting of security by a party to a recognized financial institution in connection with its financing of its share of Expenditures.

10.6

The right of first refusal shall not apply to a corporate merger, consolidation, amalgamation, or reorganization of a party, provided the surviving entity will assume the rights, obligations, and liabilities of the affected party to this Agreement.

ARTICLE 11 – FORCE MAJEURE

11.1

If any party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, insurrection, terrorist activities, inability to gain or maintain surface access not related to the misconduct of such party, inability to obtain on reasonably acceptable terms any necessary public or private license, permit, authorization or approval related to any exploration or mine development activities not related to the misconduct of such party, acts of God, governmental regulations restricting normal Exploration Work, shipping delays or any other extraordinary reason or reasons beyond the control of such party, other than lack of funds, the effect of which would be to halt work on an Exploration Area, the time limited for the performance by such party of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Operator from its obligations hereunder to maintain an Exploration Area in good standing.

11.2

Each party shall give prompt notice to the other of each event of force majeure under Section 11.1 and upon cessation of such event shall furnish to the other party notice to that effect together with particulars of the number of days by which the obligations of the notifying party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 12 - CONFIDENTIAL INFORMATION

12.1

The parties to this Agreement shall keep confidential all books, records, files and other information supplied by any party to the other parties or their employees, agents or representatives in connection with this Agreement or in respect of the activities carried out on an Exploration Area by any party, including all analyses, reports, studies or other documents prepared by any party or its employees, agents or representatives, which contain information from, or otherwise reflects such books, records, files or other information. The parties shall use their reasonable efforts to ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe, or transfer such information, in whole or in part, other than to an affiliate where such disclosure is for routine corporate purposes, without the prior written consent of the other party, which consent may not be arbitrarily or unreasonably withheld and which shall not apply to such information or any part thereof to the extent that:

(a)

it is required to be publicly disclosed pursuant to applicable securities or corporate laws, in which event the party seeking to make such disclosure shall make all reasonable efforts to provide to the non-disclosing party at least two (2) Business Days prior to making such disclosure, a written copy of such proposed disclosure, unless mutually agreed otherwise, and shall in good faith consider any comments the non-disclosing party may have on such proposed disclosure.  Failure by the non-disclosing party to provide comments within two (2) Business Days of receiving such proposed disclosure shall entitle the disclosing party to make such disclosure at anytime thereafter it deems appropriate;

(b)

the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party; or

(c)

such information becomes generally disclosed to the public, other than as a consequence of a breach hereof by one of the parties hereto.

ARTICLE 13 – DISPUTE RESOLUTION

13.1

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated with or derived therefrom, which the parties cannot resolve within thirty (30) days of the date such dispute arose, shall be referred to and resolved through binding arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

13.2

The appointing authority shall be the British Columbia International Commercial Arbitration Centre and the case shall be administered at Vancouver, British Columbia, by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules”.

ARTICLE 14 - DEFAULT AND TERMINATION

14.1

If at any time, a party fails to perform any obligation required to be performed by it under this Agreement, or a party is in breach of a warranty given by it under this Agreement, which failure or breach materially interferes with the implementation and operation of this Agreement, the other party may terminate this Agreement but only if the non-defaulting party has given written notice of such default to the defaulting party and the defaulting party has not, within fifteen (15) Business Days following delivery of such notice of default:

(a)

cured such default;

(b)

commenced proceedings to cure such default by appropriate payment or performance, the defaulting party hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay; or

(c)

delivered to the non-defaulting party a notice contesting the notice of default and invoking the provisions of Article13 herein, in which case the provisions of this Article 14 will be suspended pending resolution of such dispute in accordance with Article 13.

14.2

Should the defaulting party fail to comply with the provisions of Section 14.1, the non-defaulting party may thereafter terminate this Agreement, provided however any such termination is made by notice in writing given in accordance with Article 16.

14.3

This Agreement may be terminated:

(a)

by CRL at any time prior to exercising the First Option provided CRL has fulfilled the requirements of Section 15.1; or

(b)

in accordance with Section 14.2; or

(c)

upon agreement of the parties.

14.4

The provisions of Sections 3.2, 15.1, 18.3 and 18.5 hereof, shall survive the termination of this Agreement.

ARTICLE 15 – COVENANTS OF PARTIES

15.1

Subject to Article 11, CRL covenants with and to BHPB that:

(a)

it shall incur not less than $200,000 in Expenditures on or before December 31, 2003;

(b)

is shall incur all Expenditures that it has irrevocably committed to incur pursuant to Subsections 3.1 (b) through (e);

(c)

notwithstanding Article 10 of this Agreement, until the First Option is exercised in accordance with the terms of this Agreement, CRL shall not sell, assign, transfer, convey, mortgage, grant an option in respect of, or grant a right to purchase or in any manner whatsoever transfer, alienate or otherwise dispose of, all or any part of its interests under this Agreement without the prior written consent of BHPB.

15.2

CRL acknowledges and confirms that the Expenditure requirement of Subsection 15.1 (a) is an irrevocable requirement on the part of CRL.  CRL also acknowledges and confirms that any Expenditure in respect of which a irrevocable commitment notice has been delivered to BHPB is an irrevocable commitment on the part of CRL. Any shortfall in such Expenditures (the “Expenditure Deficit”) shall be paid to BHPB in cash on or before January 15 of the calendar year following the year in which such Expenditures was to be incurred.  The Expenditure Deficit shall be a debt due and owing to BHPB and shall survive the termination of this Agreement.

15.3

BHPB covenants with and to CRL to take all reasonable steps to obtain NTI’s consent to the transfer of those rights and interests vested in and to CRL pursuant to Sections 5.1 or 5.2 of this Agreement.  In the event that such consent is not obtained from NTI, unless otherwise agreed by BHPB and CRL, BHPB shall hold such rights and interests in trust for CRL.  All benefits and obligations in respect of such rights and interests shall be held in trust for the account of CRL.

ARTICLE 16 – NOTICES

16.1

Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail or by sending same by telefacsimile or other similar form of communication, in each case addressed to the intended recipient at the address of the respective party as set out below:

(a)

In the case of a notice to BHPB, to:

BHP Billiton Diamonds Inc.

Suite 12300 – 1111 West Georgia Street

Vancouver, British Columbia, V6E 4M3

Attention: Steve Swatton, Manager, Business Development

Facsimile No. (604) 688-1498

(b)

In case of a notice to CRL, to:

Commander Resources Ltd.

Suite 1550 – 409 Granville Street

Vancouver, BC  V6C 1T2

Attention: William Coulter, President

Facsimile No. (604) 685-2814

16.2

Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telefacsimile or other similar form of communication, be deemed to have been given and received on the day it was actually received.

16.3

Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

ARTICLE 17 – CONDITIONS PRECEDENT

17.1

This Agreement is subject to acceptance for filing by the Exchange.  CRL shall use reasonable commercial efforts to file this Agreement with the Exchange and obtain acceptance for filing as soon after execution as is reasonably possible.

ARTICLE 18 - GENERAL

18.1

If any of the provision of this Agreement conflict with the provisions of the Exploration Agreements, the applicable provisions of the Exploration Agreements shall take precedence and this Agreement shall be construed and interpreted as if such conflicting provisions had never been included in this Agreement.

18.2

No consent or waiver expressed or implied by any party in respect of any breach or default by any other party in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

18.3

No investigation made by or on behalf of BHPB or CRL or any of their respective advisors or agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made or incorporated by reference herein by the other party hereto or made pursuant thereto. No waiver by BHPB or CRL of any condition, in whole or in part, shall operate as a waiver of any other condition.

18.4

Notwithstanding the right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation, each of BHPB and CRL has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained or otherwise incorporated by reference in this Agreement and of such other party’s affiliates, officers and agents delivered pursuant to this Agreement.

18.5

All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such party hereunder.

18.6

CRL, or BHPB, as the case may be (hereinafter referred to as the “Indemnifying Party”), hereby covenant and agree to indemnify and save harmless the other (herein referred to as the “Indemnified Party”), effective as and from the date of this Agreement, from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense, including reasonable legal expenses (hereinafter in this Section 18.5 called “Claims”) which may be made or brought against the Indemnified Party or which it may suffer or incur as a result of, in respect of or arising out of any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained or incorporated by reference herein or in any certificate or other document furnished by the Indemnifying Party pursuant or in relation hereto. The foregoing obligation of indemnification in respect of such claims shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third party, be afforded an opportunity at its sole expense to resist, defend and compromise the same in a timely manner.

18.7

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully and effectively the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in an Exploration Area.

18.8

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

18.9

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

a.1

Time shall be of the essence in this Agreement.

18.11

The preamble and Schedules attached hereto shall be deemed to be incorporated in, and to form part of, this Agreement.

18.12

Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

18.13

Nothing contained in this Agreement shall be deemed to constitute either party hereto the partner of the other, nor, except as otherwise herein expressly provided, to constitute either CRL or BHPB as the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties hereto to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither CRL nor BHPB shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein.

18.14

This Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BHP BILLITON DIAMONDS INC.

By:
Name:	Donald J. Schissel
Title:	Vice President

COMMANDER RESOURCES LTD.

By:
Name:	William J. Coulter
Title:	President

By:
Name:	Bernard Kahlert
Title:	Vice President

SCHEDULE “A”

BHP BILLITON POLICY

WORKING RESPONSIBLY AT BHP BILLITON

At BHP Billiton, we are committed to sustainable development.  Health, safety, environment and community responsibilities are integral to the way we do business.

We commit to continual improvement in our performance, efficient use of natural resources and aspire to zero harm to people and the environment.

Wherever we operate we will -

*

Develop, implement and maintain management systems for health, safety, environment and the community that are consistent with internationally recognized standards and enable us to:

*

identify, assess and manage risks to employees, contractors, the environment and communities;

*

strive to achieve leading industry practice;

*

meet and, where appropriate, exceed applicable legal requirements;

*

set and achieve targets that include reducing and preventing pollution;

*

develop our people and provide resources to meet our targets;

*

support the fundamental human rights of employees, contractors and the communities in which we operate;

*

respect the traditional rights of indigenous people;

*

care for the environment and value cultural heritage; and

*

advise on the responsible use of our products.

*

Seek opportunities to share our success by:

*

working with communities to contribute to social infrastructure needs through the development and use of appropriate skills and technologies; and

*

developing partnerships that focus on creating sustainable value for everyone.

*

Communicate with, and engage, employees, business partners, suppliers, customers, visitors and communities to:

*

build relationships based on honesty, openness, mutual trust and involvement; and

*

share responsibility for meeting the requirements of this policy.

We will review regularly and report publicly our progress and ensure that this policy remains relevant to the needs of our stakeholders.  We will be successful when we achieve our targets toward our goal of zero harm and are valued by the communities in which we work.

SCHEDULE “B”

EXPLORTION AGREEMENTS

SCHEDULE “C”

EXPLORATION AREAS

SCHEDULE “D”

ROYALTY INTERESTS

1.

Any capitalized terms used in this Schedule “D” shall have the meaning ascribed to such term in the Agreement.

2.

“Net Smelter Royalty” as specifically defined below applies to the Commercial Production of all Minerals excluding diamonds and industrial minerals.  “Gross Production Royalty” as specifically defined below applies to the Commercial Production of diamond and industrial minerals only.

I.

“Net Smelter Royalty” means:

(a)

in the case of gold or silver processed by a refinery, an amount equal to the number of ounces credited to a party or parties by the refinery on the Final Settlement Date (as defined below), multiplied by the price per ounce as given in the London P.M./London Metal Exchange (LME) fixing (for gold) and the Handy and Harman base price (for silver) as published in The Wall Street Journal (or an equivalent publication) for the first business day following the Final Settlement Date (which amount shall be deemed to have been received by the party or parties), less Allowable Deductions, which term is defined below;

(b)

in all other cases, the amount received by a party or the parties from any mill, smelter, refinery, reduction works, mint, or other purchaser in payment for Product mined from a Project Area and sold, less Allowable Deductions.  In the event such Product is being shipped to a mill, smelter or other treatment facility owned and/or operated by a party, the net smelter returns as defined herein on which royalties are calculated shall be no less favourable to the other party or parties than if such Product had been shipped to the nearest competitive custom mill or smelter which would accept said Product.

(c)

“Allowable Deductions” means, to the extent borne or to be borne by a party or the parties:

(i)

sales, severance, production, value added tax, and other similar taxes, and third party royalties (but excluding any taxes on net income),

(ii)

charges for and taxes on transportation from the mine or, if the Minerals are processed, the plant producing the concentrates or other saleable products, to the place of sale,

(iii)

insurance and security costs and charges,

(iv)

purchaser’s milling, smelting, refining, and other treatment charges, costs, and penalties,

(v)

assaying, and umpire costs and fees, and

(vi)

marketing costs and commissions.

(a)

“Final Settlement Date” means the date on which all refined metals are available to a party or the parties.

II.

“Gross Production Royalty” means the gross value of diamonds and industrial minerals produced from an Exploration Area.  The gross value of diamonds and industrial minerals shall be the same as determined for the purposes of the calculation of the mining royalty on diamond and industrial mineral Commercial Production as levied by the Government of Canada or the Government of Nunavut, as applicable.

III.

“BHPB Gold Royalty” means the following Net Smelter Royalty to be received by BHPB in respect of all Commercial Production of gold from any and all Gold Resources on an Exploration Area:

Net Smelter Royalty Percentage to be Paid to BHPB	Gold Price on the London Metals Exchange (in US dollars per ounce)
1.00%	Below $300.01
2.00%	$300.01 to $325.00
2.50%	$325.01 to $350.00
2.70%	$350.01 to $375.00
2.90%	$375.01 to $400.00
3.00%	Above $400.00

SCHEDULE “E”

SUMMARY OF JOINT VENTURE TERMS

1.

The words and terms as defined in the Agreement to which this Schedule “E” is attached shall have the same meaning for the purposes of this Schedule “E” unless otherwise specifically indicated.

2.

Subject to paragraph 16, each party will contribute to all costs and take its share of Products in proportion to its undivided percentage interest ("Interest") in the Exploration Areas, or Project Area, as applicable, from time to time.

3.

At the commencement of a Joint Venture, the deemed exploration Expenditures of each party shall be:

(a)

if each of CRL and BHPB hold a fifty percent (50%) interest the Exploration Areas, $4,000,000, being the Expenditures required to exercise the First Option; and

(b)

if BHPB and CRL hold a seventy-five percent (75%) and a twenty-five percent (25%) interest in a Project Area:

1.

for CRL, an amount equal to CRL’s Expenditures reasonably attributable to exploration in respect of the Mineral Discovery located on the applicable Project Area; and

2.

for BHPB, an amount equal to three hundred percent (300%) of CRL’s Expenditures as set out in subparagraph 3 (b) 1. above.

4.

All Exploration Work on and in connection with the Exploration Areas or a Project Area shall be managed by a committee (the "Management Committee") consisting of one (1) representative of each of the parties.  A party’s representative on the Management Committee shall have such number of votes equal to such party's Interest at the time of the vote.  All decisions of the Management Committee shall be made by a simple majority of the votes cast.  In the case of a tied vote, no party shall have a casting vote.

5.

All disputes between the parties, including contentious decisions of the Management Committee, that remain unresolved after a period of thirty (30) days shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

6.

The initial Operator under the Joint Venture shall be BHPB.  BHPB shall have the right to act as Operator for as long as its interest in the Exploration Areas or a Project Area is equal to or greater than fifty percent (50%).

7.

Prior to proceeding with any Joint Venture exploration or development program, the Operator shall deliver a program and budget for such program to the Management Committee.  The Management Committee members shall have ninety (90) days from delivery of the program and budget to review and comment on such program and budget. If the Management Committee, while acting in good faith, is unable to agree on a program and budget, the party acting as Operator shall be entitled to proceed with a program and budget as it deems appropriate.

8.

If the Operator does not commence Exploration Work on the Exploration Areas or a Project Area, as applicable, prior to the first (1st) anniversary of the deemed formation of the Joint Venture, the non-operating party shall have the right to become Operator and proceed in accordance with paragraph 7 above.  If the Operator does not commence Operations on the Exploration Areas or a Project Area, as applicable, on or before the second and each subsequent anniversary date of the deemed formation of the Joint Venture, the non-operating party shall have the right to become Operator and proceed in accordance with paragraph 7 above.

9.

All Exploration Work on and in connection with the Exploration Areas or Project Area, as applicable, shall be carried out exclusively by the Operator and the Operator shall have the right to retain such subcontractors as it sees fit.  The Operator shall be entitled to charge a management fee equal to five percent (5%) on general exploration expenditures, helicopter, drilling and airborne survey expenditures.  The Operator shall only be entitled to charge a management fee of five percent (5%) on actual costs incurred by contractors.  No management fee shall be paid in regard to mark-up charged by contractors.  Any management fee payable upon the commencement of Commercial Production from an Exploration Area or Project Area shall be set by the Management Committee prior to the commencement of Commercial Production.

10.

The parties shall use best efforts to ensure that all Joint Venture Exploration Work are carried out in accordance with the BHP Billiton HSEC Policy.

11.

Each party shall elect whether or not to contribute to the Joint Venture Expenditures.  If a party elects not to contribute (the “non-contributing party”), its Interest shall be reduced, such that a party's Interest at any time shall be calculated by dividing the non-contributing party's deemed and actual Expenditures by the deemed and actual Expenditures of all of the parties, and multiplying the resulting fraction by 100 (standard straight line dilution calculation).

12.

If a party elects to contribute to a work program and budget and then fails to pay an invoice in a timely manner, that party (the "defaulting party") shall be deemed to have elected not to contribute to the budget pursuant to the provisions contained in paragraph 11 hereof.  The non-defaulting party shall be entitled to complete the original work program or a revised work program and the defaulting party's Interest shall be reduced accordingly.

13.

The Operator shall be entitled to include in each budget, in addition the amounts to be actually expended, the reasonably estimated cost of satisfying continuing obligations relating to environmental protection, rehabilitation, reclamation and mine decommissioning.

14.

If at any time a party's Interest is reduced to below ten percent (10%), it shall be deemed to have conveyed its Interest to the other party in consideration of the right to receive a Royalty Interest as follows:

(a)

a two percent (2%) Net Smelter Return on the Commercial Production of all Minerals (excluding diamonds and industrial minerals); and

(b)

a Gross Production Royalty of one percent (1%) on the Commercial Production of all diamonds and industrial minerals.

15.

If the Management Committee elects not to carry out a work program in any given year, each party shall be obligated to contribute its proportionate share of the funds required to keep the Exploration Areas or Project Area, as applicable, in good standing under any applicable laws in force at that time (“Maintenance Funds”) up to a maximum of $50,000 per party per year.  If a party fails to provide Maintenance Funds within ninety (90) days of receipt of notice from the Operator that Maintenance Funds are required (the “non-contributing party”), it shall be deemed to have conveyed its Interest proportionately to the other party in consideration of the payment of $10.  Upon such deemed conveyance, the non-contributing party ceases to hold any interest in the Exploration Areas or Project Area, as applicable.  Within ninety (90) days of such deemed conveyance, the non-contributing party shall deliver applicable title documentation to the other party.

16.

BHPB shall have the exclusive right to market all of the diamonds produced on the Exploration Areas or a Project Area, as applicable, until the fifth (5th) anniversary date of the commencement of Commercial Production from the applicable mine.

17.

BHPB shall be entitled to receive a marketing fee equal to seven and one-half percent (7.5%) of the gross revenue generated through the marketing and sale of diamonds produced on the Exploration Areas or a Project Area, as applicable.